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Exhibit 11.2

CHARTER GOVERNING SENIOR MANAGER

I.    Purpose

        This Charter seeks to establish the regime governing Senior Executives, with particular reference to the principles that must govern their conduct and the limitations and incompatibilities implied by such status.

        The contracts formalizing the respective relationships between the Company and Senior Executives must refer to the Charter Governing Senior Management, the wording of which, from time to time in force, will apply directly to them.

        The rules contained in the Charter will supplement, and apply in default of, the statutory provisions in force and any provisions of the Corporate Bylaws and Regulations applying to Senior Executives.

II.    Scope of application

Article 1o. Parties to whom the Charter applies

        This Charter will apply to Senior Executives who are contractually bound to ENDESA or to its controlled subsidiaries in which it is the majority stockholder, both in Spain and internationally.

        Persons who, due to their professional competence, enjoy the special trust of the Company for the discharge of Senior Management duties are deemed to be Senior Executives. Their relationship with the Company will be formalized under a special labor contract as governed by Royal Decree no. 1382/1985 of August 8.

        Senior Management is constituted by the Executive Management Committee, the Management Committee, and the Management Council of ENDESA.

        The Board of Directors may appoint and remove Senior Executives, at the proposal of the Chief Executive Officer and subject to the mandatory report from the Appointments and Compensation Committee.

        This Charter will also apply to the Chief Executive Officer in such terms as may be established in the related document formalizing his professional relationship with the Company.

III.  General Guidelines and Principles Governing Conduct

Article 2o. Guidelines from the Board of Directors

        Senior Executives must, in the discharge of their duties, follow the Guidelines issued by the Board of Directors as well as those issued by the Chairman and the Chief Executive Officer within the scope of their respective duties and responsibilities .

Article 3o. Principles governing conduct

        Apart from observing the above Guidelines, Senior Executives will ensure that their conduct is in keeping with the following principles: Ethical Conduct, Professionalism, Dedication and Confidentiality.

Article 4o. Ethical Conduct

        This means that Senior Executives must act with independence, moral integrity and respect for people in the course of their daily work.

        Ethical Conduct demands the following:

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  Loyalty and good faith: Ensuring at all times that their conduct is in keeping with the duties of loyalty and good faith to the Company, higher bodies (Board of Directors, Chairman and Chief Executive Officer) peers and assistants, and respect for others with whom they have professional dealings.

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  Conflicts of interest: Giving priority to the Company's interests as opposed to personal or third-party interests that could affect their decisions, actions, services or advice made, taken, provided or given in ENDESA's name. Senior Executives must also refrain from influencing, for personal gain or that of another, decisions that could be related to professional or private businesses, enterprises and activities of any kind, in which they participate directly or indirectly or have a personal interest.

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  Integrity of information: Ensuring that all books, records and accounts of the organization for which they may be responsible wholly, accurately and duly reflect the nature and authenticity of the transactions.

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  Insider information: Not disclosing or performing transactions of any nature for their own account or that of another, whether directly or indirectly, where they have any kind of insider information obtained by reason of their work, occupation, office or duties, and the performance of which may yield a direct or indirect benefit.

Article 5o. Professionalism

        Senior Executives must distinguish themselves by their high level of professionalism and knowledge, which allows them to increase ENDESA's value in the discharge of their office.

        Professionalism means that Senior Executives are subject to the following rules of conduct:

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  Training: They must see to their own training, and that of their assistants, on an ongoing basis with a view to achieving optimum performance in the discharge of their duties.

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  Efficiency: They must aspire to achieve results in the best and most productive way possible in the discharge of their office.

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  Cooperation and synergies: They must cooperate personally and actively with other areas, units and departments, and with their assistants, endeavoring to search for and optimally harness synergies in relation to ENDESA.

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  Information: They must furnish to their superiors true, necessary, complete and timely information on the conduct of business within their areas of responsibility; and to their assistants and/or colleagues such information as is necessary for the latter to discharge their duties properly.

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  Legality: They must be familiar and comply with the provisions regulating the activities of ENDESA within their areas of responsibility.

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  Occupational Risk Prevention: They must comply with preventive safety measures and ensure that the persons for whom they are responsible are able to work in safe conditions.

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  Innovation: They must promote continuing improvement and innovation to achieve the utmost quality based on profitability criteria. For all purposes, they must foster the introduction of changes geared towards continuing improvement anticipate change, encourage others to take initiatives provided that the risks are under control, and search for fresh alternatives in solving problems.

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  Dealings with uppliers: Since relationships with suppliers must be founded on the premise that they are strategic partners of the Company, they must treat suppliers as equals and deal with them at all times within the framework of the law. It is forbidden to offer, give, solicit or receive any kind of noncontractual charge or payment. Also, it is forbidden to use one's position within the Company to gain a personal advantage.

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  Customer-oriented approach: Their approach to their work must be based on efficiency, professionalism, service mentality and cooperation, striving to achieve optimum satisfaction among the Company's customers, offering them competitive, quality solutions.

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  Use of Company Resources: They must not use Company resources, whatever they may be, for private purposes.

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  Assistants: They must pay particular attention to the motivation and professional development of the members of their teams, undertaking to give them opportunities to develop based on merit and their professional contribution, for which purpose, inter alia: they must ensure that their assistants remain employable, encourage them to train and learn, recognize their efforts specifically, and evaluate their achievements objectively.

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  Commitment to the Environment: They must be committed actively and responsibly to preserving the environment for which purpose they must go further than mere compliance with legal requirements, be committed to environmental programs initiated at ENDESA, and act with the utmost care to remedy any mistake that harms the environment.

Article 6o. Dedication

        This means that Senior Executives are subject to the following rules of conduct:

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  Exclusive dedication: They must work solely for ENDESA and, accordingly may not engage in other activities for their own account or that of another for any other companies or third parties. The management of family assets is excluded from this prohibition unless it could conflict with ENDESA's interests or with any of the provisions of this Charter, in which case the Senior Executive in question must inform the Appointments and Compensation Committee of this circumstance and obtain its consent.

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  Geographic and Functional Mobility: They agree that at ENDESA and its investees in Spain and abroad, mobility may be necessary in their jobs and will be accompanied by such specific conditions as may be established.

Article 7o. Confidentiality

        It is understood that ENDESA Senior Executives engage in their professional work at ENDESA internally and in their dealings with others subject to the strict duty of ongoing confidentiality with respect to information the publicizing of which could affect the Company's interests.

        This principle, which remains in force even after a Senior Executive ceases to be such, takes the form of compliance with the following duties:

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  Professional secrecy: To keep professionally secret data, reports, accounts, balance sheets, strategic plans and other activities of ENDESA and its personnel that are not in the public domain and the publicizing of which could affect ENDESA's interests. Information thereon may not be furnished unless the Senior Executive is expressly authorized to do so or acts pursuant to a court decision or an express statutory provision.

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  Knowledge and modus operandi: To keep the use of internal knowledge outside ENDESA in the strictest confidence.

Article 8o. Securities Market

        Senior Executives must abide by the provisions of the Regulations on Conduct in Securities Markets and of the Regulations of the Board of Directors of ENDESA S.A. where specifically referring to their conduct in the securities market.

IV.    Limitations and Incompatibilities

Article 9o . General limitations and incompatibilities

        Senior Executives will be subject to the following limitations both at the time of their appointment and in the discharge of their duties:

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  The limitations on and incompatibilities of membership of boards of directors while representing ENDESA or any of its investees as stockholders, as established in Internal Organization Rule 1. Directors' compensation is also regulated in that Rule.

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  Senior Executives must consult ENDESA before accepting any office, designation or appointment outside ENDESA that may condition their independence and professional dedication to the Company.

        While discharging their duties and for two years after ceasing to do so, Senior Executives will be subject to the following limitations:

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  They may not hold office or discharge duties at competing companies or at companies that exert a form of control at competitors' companies.

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  They may not hold office at, or represent, or have a relationship with the representative of, entities that are suppliers of goods and services of ENDESA.

Article 10: Incompatibility of the Manager of Auditing, the Secretary of the Board of Directors and the Manager of Legal Advisory Services.

        These officers cannot be members of any Board of Directors of an Investee, although the latter two may be designated Nondirector Secretaries.

V. Compensation

Article 11o. Compensation

        Senior Executives will have such compensation and rights as are stipulated for them in the contracts establishing their professional relationship with ENDESA on the terms and conditions approved by the Appointments and Compensation Committee, by virtue of a delegation of authority from the Board of Directors of ENDESA, S.A.

VI.   Final provisions

        One:    Entry into force. This Charter will apply to Senior Executives who are contractually bound to ENDESA after approval by the Board of Directors of ENDESA, S.A., and must be notified personally to all the Senior Executives.

        Two:    Acknowledgment. The Senior Executives of ENDESA must send the Appointments and Compensation Committee a signed copy of the Charter stating their agreement and acknowledgment hereof.

        Three:    Powers of the Chief Executive Officer over Senior Executives. The Chief Executive Officer is responsible for performing the general functions relating to the application of this Charter to the

Senior Executives and, specifically for overseeing compliance by them of the guidelines, principles governing conduct, limitations and incompatibilities indicated herein.

        Four:    Interpretation. Any doubts that may arise from the interpretation and application of the wording of this Charter will be resolved by the Appointments and Compensation Committee.

Sole Additional Provision

        The powers of the Chief Executive Officer indicated in Final Provision Three, with respect to the Senior Executives, will be exercised, in the case of the Senior Vice President of Auditing and the Secretary of the Board of Directors, by the Chairman of the Board of Directors. In the exercise of such powers, the Chairman will act by virtue of a delegation of authority from the Board of Directors.

        The Chairman of the Board of Directors and the Chief Executive Officer will, within the scope of their respective duties, exercise the powers indicated in Final Provision Three in the case of the Senior Vice President of Communications.

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  Exhibit 11.2
CHARTER GOVERNING SENIOR MANAGER